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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Registration Statement of Refocus Group, Inc. ("Refocus") on Form SB-2 of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain matters that raise substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph relating to the merger of a newly created wholly-owned subsidiary of Refocus with and into Refocus Ocular, Inc. ("Ocular") with Ocular surviving as a wholly-owned subsidiary of Refocus), appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Dallas, Texas
May 19, 2004

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  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT